Exhibit 35.7

ANNUAL COMPLIANCE STATEMENT

For the period of May 5, 2020 through December 31, 2020 (“Reporting Period”)

Citigroup Commercial Mortgage Securities Inc.,

BX Commercial Mortgage Trust 2020-VIVA,

Commercial Mortgage Pass-Through Certificates, Series 2020-VIVA (the “Trust”)

Situs Holdings, LLC, as Special Servicer, (a “Reporting Servicer”) is responsible for assessing compliance as of December 31, 2020 for the Reporting Period with the applicable servicing criteria specified in Paragraph (d) of Item 1122 of the U.S. Securities and Exchange Commission’s Regulation AB (the “Applicable Servicing Criteria”).

The Special Servicer has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Special Servicer has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2020 and for the Reporting Period with respect to the Platform taken as a whole.

As Senior Director of Situs Holdings, LLC, I certify that:

A.The Special Servicer is responsible for assessing compliance with the Applicable Servicing Criteria.

B.To the best of the Special Servicer’s knowledge, the Special Servicer used the Servicing Criteria to assess compliance with the Applicable Servicing Criteria.

C.The Special Servicer’s assessment of compliance with the Applicable Servicing Criteria is as of and for the period ending the end of the 2020 fiscal year.  There has been no material instance of noncompliance with the Applicable Servicing Criteria.

D.A registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on the Special Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period.

Date: February 26, 2021

SITUS HOLDINGS, LLC, as Special Servicer

By:	/s/ Curt Spaugh
	Name:	Curt Spaugh
	Title:	Senior Director